Exhibit 10(d)

AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

This Amendment No. 3 to Asset Purchase Agreement (this “Amendment”) is made as of December 5, 2005 by and between Alfa Financial Corporation, an Alabama corporation (the “Seller”), and OFC Servicing Corporation, a Georgia corporation (the “Buyer”). The Buyer and the Seller are referred to collectively as the “Parties.”

The parties entered into that certain Asset Purchase Agreement dated June 6, 2005, as amended August 31, 2005 and October 4, 2005 (the “Agreement”), and they now desire to further amend the Agreement as set forth herein.

In consideration of the mutual promises made in the Agreement, the parties hereby agree as follows:

1. Defined Terms. Any capitalized term used but not defined in this Amendment shall have the meaning set forth in the Agreement.

2. Definition of “Net Book Value.” The Parties agree that the Buyer will pay the Seller for the amount of unearned income on Acquired Receivables originated or arising after June 6, 2005, and that the definition of “Net Book Value” in Section 1 of the Agreement is hereby deleted and replaced with the following:

“Net Book Value” means (a) with respect to each Acquired Receivable originated or arising on or before June 6, 2005, as shown on a Contract Trial Balance as of the applicable date, the outstanding aggregate gross current and noncurrent contract receivables, less the unearned income, plus the unguaranteed residual, less the unearned income on the guaranteed residual, and less the suspense balance, or (b) with respect to each Acquired Receivable originated or arising after June 6, 2005, as shown on a Contract Trial Balance as of the applicable date, the outstanding aggregate gross current and noncurrent contract receivables, less the unearned income, plus the unguaranteed residual, less the unearned income on the guaranteed residual, less the suspense balance, and plus the initial direct costs, or (c) with respect to the FF&E, $119,000 minus $6,700 per month beginning with March 2005 through and including the month in which Closing occurs, and plus or minus the value net of depreciation of any FF&E that is purchased or sold by the Seller between June 6, 2005 and Closing.

3. Accrued Paid Time Off. Section 6(g) of the Agreement is hereby amended by adding the following at the end of such Section 6(g):

In addition, prior to the Closing Date, Seller will obtain from each Transferred Employee an election indicating the amount of such

Transferred Employee’s accrued paid time off through the Closing Date under Seller’s paid time off policy (“Accrued PTO”) that such Transferred Employee desires to transfer to Buyer (“Transferred PTO”). Not later than 15 days after the Closing Date, Seller shall (i) make a cash payment to each Transferred Employee in an amount equal to such Transferred Employee’s Accrued PTO minus such Transferred Employee’s Transferred PTO, and (ii) notify Buyer of the amount of each Transferred Employee’s Transferred PTO (“Transferred PTO Notice”). After the Closing, Buyer shall allow each Transferred Employee to use his or her Transferred PTO through December 31, 2006 on the same terms as Seller’s paid time off policy, and Buyer shall pay each Transferred Employee for such Transferred PTO as and when used. The aggregate amount of the Transferred PTO shall constitute a reduction of the Purchase Price and Buyer shall include such amount as a line item in the Revised Settlement Statement delivered by Buyer in accordance with Section 2(c)(3)(A) of this Agreement. In the event that a Transferred Employee does not use all of his or her Transferred PTO on or before December 31, 2006, such unused Transferred PTO shall expire and Buyer shall make a cash payment to Seller prior to January 15, 2007 in an amount equal to the aggregate amount of the Transferred PTO not used on or before December 31, 2006.

4. Termination Date. Section 9(a)(2) of the Agreement is hereby amended by changing “October 31, 2005” to “December 31, 2005.” Section 9(a)(3) of the Agreement is hereby amended by changing “October 31, 2005” to “December 31, 2005.”

5. Promissory Note Interest Rate. The Seller Financing Documents as executed at the Closing will provide for the annual interest rate payable on the Term Note to remain fixed at 3.75% through September 30, 2007, instead of remaining fixed at such rate through the second anniversary of the Closing. For the avoidance of doubt, the annual interest rate on the Term Note will begin to float effective October 1, 2007 in accordance with the other terms of the Seller Financing Documents.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. No Other Amendments. Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Agreement or any right that they or it may have thereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“Seller”

ALFA FINANCIAL CORPORATION

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

“Buyer”

OFC SERVICING CORPORATION

By:	/s/ Richard A. Hills, Jr.
Name:	Richard A. Hills, Jr.
Title:	Vice President